Registration No. 333-

As filed with the Securities and Exchange Commission on May 10, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRONA DENTAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3374812
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

30-00 47th Avenue
Long Island City, New York	11101
(Address of Registrant’s Principal Executive Offices)	(Zip Code)

Sirona Dental Systems, Inc. Equity Incentive Plan

(Full Title of the Plan)

Michael Friedlander, Esq.

Associate General Counsel

Sirona Dental Systems, Inc.

30-00 47th Avenue

Long Island City, New York 11101

(Name and Address of Agent For Service)

(718) 937-5765

(Telephone Number, Including Area Code of Agent For Service)

Copies to:

Carol Anne Huff

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.01 par value per share	2,275,000	(1)	$36.04	(2)	$81,991,000	(2)	$2,517.12

(1)                      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)                      Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices reported on NASDAQ of the Common Stock on May 4, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Sirona Dental Systems, Inc., formerly known as Schick Technologies, Inc. (the “Company”), are incorporated in this Registration Statement by reference:

(a)                                  the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed on December 11, 2006;

(b)                                 the Company’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2006, filed on February 9, 2007, and for the quarter ended March 31, 2007, filed on May 10, 2007;

(c)                                  all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended September 30, 2006, including but not limited to the Current Reports on Form 8-K filed on November 21, 2006, November 29, 2006, January 25, 2007, February 28, 2007 and April 23, 2007; and

(d)                                 the description of the Company’s Common Stock, par value $.01 per share, as contained in a registration statement on Form 8-A filed on June 10, 1997 including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois.  Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in affiliates of Madison Dearborn Partners, which is an affiliate of the Company.  Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn Partners and some of its affiliates in connection with various legal matters.

Item 6.     Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “Law”), the Company’s Certificate of Incorporation, as amended (the “Charter”), provides that a director shall not be personally liable to the Company or to the stockholders for monetary damages for breach of a fiduciary duty as a director, except (i) for any breach of the duty of loyalty of the director to the Company or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Law, which section concerns unlawful payments of dividends, stock purchases or redemptions and (iv) for any transaction from which a director derived an improper personal benefit.  If the Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended.

The By-Laws provide that each person who is or was made a party or is threatened to be made a party to, or is or was involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or, pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Board, agent of the Company or a subsidiary of the Company or is or was serving at the request of the Company as a director, officer, partner, member, employee, agent or trustee of another corporation (other than a subsidiary of the Company) or of a partnership, joint venture, trust or other enterprise, including an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as an officer or director or in any other capacity while so serving, shall be indemnified by the Company for and held harmless by the Company from and against, to the fullest extent authorized by the Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader or greater rights to indemnification than the Law prior to such amendment permitted the Company to provide), all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. Such right to indemnification shall continue as to a person who has ceased to be such an officer, director, partner, member, employee, agent or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Such right to indemnification shall be a contract right and shall include the right of a director, officer, partner, member, employee, agent or trustee to be paid the expenses (including costs and attorneys’ fees and disbursements) incurred in defending a proceeding in advance of its final disposition to the fullest extent authorized by the Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader or greater rights to indemnification than the Law prior to such amendment permitted the Company to provide); provided, however, that, if the Law requires, the payment of such expenses incurred by a director or officer of the Company in his capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such person while a director or officer of the Company, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the By-Laws or otherwise. Such right to indemnification and to the payment of expenses may be granted to any other employee or agent of the Company or its subsidiaries if, and to the extent, authorized by the Board.

Pursuant to the By-Laws, if a claim under preceding paragraph is not paid in full by the Company within thirty (30) days after a written demand therefore has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending a proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board, independent legal counsel to the Company or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Law nor an actual determination by the Company (including the Board, independent legal counsel to the Company or the stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The By-Laws further provide that the indemnification of or the payment of expenses for any person under the By-Laws, or the right of any person to indemnification or payment of expenses under the By-Laws, shall not limit or restrict in any way the power of the Company to indemnify or pay expenses for such person in any other manner permitted by law or be deemed exclusive of, or invalidate, any other right which such person may have or acquire under any law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has the right to enter into indemnification contracts or otherwise arrange for indemnification of persons under the By-Laws that may be broader than the indemnifications provided for herein.

The By-Laws provide that the right of any person to indemnification and payment of expenses shall continue as to a person after such person shall have ceased to be such an officer, director, partner, member, employee, agent or trustee, shall inure to the benefit of the heirs, distributees, executors, administrators and other legal representatives of such person, shall survive and not be adversely affected by any modification or repeal of the By-Laws with respect to any claim or proceeding which arose or transaction, matter, event or condition which occurred or existed before such modification or repeal and shall be binding upon all successors of the Company.

The By-Laws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was such an officer, director, partner, member, employee, agent or trustee against any expense, liability or loss asserted against such person as such an officer, director, partner, member, employee, agent or trustee or arising out of such person’s status as such an officer, director, partner, member, employee, agent or trustee, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the provisions of the By-Laws or applicable law.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

See accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

Item 9.     Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 10, 2007.

SIRONA DENTAL SYSTEMS, INC.

By:	/s/ Jost Fischer
Jost Fischer
Chairman, President and
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jost Fischer and Michael Friedlander, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

Chairman of the Board and Director, President and
/s/ Jost Fischer	Chief Executive Officer (Principal Executive	May 10, 2007
Jost Fischer	Officer)

/s/ Simone Blank	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting	May 10, 2007
Simone Blank	Officer)

/s/ Nicholas W. Alexos	Director	May 10, 2007
Nicholas W. Alexos

/s/ David Beecken	Director	May 10, 2007
David Beecken

/s/ William K. Hood	Director	May 10, 2007
William K. Hood

/s/ Arthur D. Kowaloff	Director	May 10, 2007
Arthur D. Kowaloff

/s/ Harry M. Jansen Kraemer, Jr.	Director	May 10, 2007
Harry M. Jansen Kraemer, Jr.

/s/ Timothy D. Sheehan	Director	May 10, 2007
Timothy D. Sheehan

/s/ Jeffrey T. Slovin	Director	May 10, 2007
Jeffrey T. Slovin

/s/ Timothy P. Sullivan	Director	May 10, 2007
Timothy P. Sullivan

EXHIBIT INDEX TO
FORM S-8

Sirona Dental Systems, Inc.

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation and Amendment thereto (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8, File No. 333-83488, filed on February 27, 2002).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed on June 20, 2006).

4.3	By-Laws of the Company, effective as of November 1, 2005 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, filed March 8, 2006).

4.4

Sirona Dental Systems, Inc. Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders, filed on January 26, 2007).

4.5	Form of Incentive Stock Option Notice (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on February 28, 2007).

4.6	Form of Letter to be Used to Exercise Nonqualified Stock Option (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed on February 28, 2007).

5.1	Opinion of Kirkland & Ellis LLP with respect to legality of Common Stock being registered hereby (filed herewith).

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (filed herewith).

23.2	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page to this Registration Statement).